MicroSectors‘“ FANG+“" Index 2X Leveraged ETN Overview The MicroSectors"‘ FANG-V“ Index 2X Leveraged Exchange Traded Notes (the “ETN") is linked to the performance of the NYSE FANG’/M Index. The ETN offers investors a return based on changes in the level of the NYSE FANGP“ Index, before taking into account fees. The leveraged ETN has a specified leverage factor that is reset daily. The ETN seeks a return on the underlying index fora single day. The ETN is not a “buy and held” investment and should not be expected to provide its respective return of the underlying index's cumulative return for periods greater than a day. What ls the NYSE FANG+'" Index The NYSE FANG+‘“ Index includes IO highly liquid stocks (specified below) that represent a segment of the technology and consumer discretionary sectors consisting of highly-traded growth stocks of technology and tech-enabled companies. The index's underlying composition is equally weighted across all stocks. While the performance of indices weighted by market capitalization can be dominated by a few of the largest stocks, an equal-weighting allows for a more representative portfolio. More information about the index can be found at https:[1wwwtheicecomlfangplus. ETN Details FNGO Index Constituents Index Details lntraday Indicative Value FNGOIV Ticker Name Weight CUSIP 063679856 AAPL lSlN USO636798565 AMZN . , 0.95% per annum, Dally Investor Fee accrued on a daily basis BABA Apple Inc Arriazoncom Inc Alibaba Group Holding Ltd 10% l0% 10% us Federal Funds Effective Emu Baidu Inc 'l0% Index Name Index Ticker Launch Date Reblance Frequency Weighting NYSE FANG+"‘ Index NYFANGT 9/26/20i7 Quarterly Equal Daily Financing Rate’ Rate plus 100% Leverage Factor +2X Leverage Reset Frequency Daily Exchange NYSE Arca Issuer Bank of Montreal Initial Trade Date 8/I/2018 Maturity Date I/8/2038 GOOGL META MSFT NFLX NVDA TSLA Alphabet Inc Meta Platforms Inc Microsoft Corp Netflix inc NVIDIA Corp Tesla Inc i0% IO“/a l0% l0% 10% 'l0% No. of Constituents 10 ' The Daily Investor Fee is a per annum number that accrues on a daily basis. As of 6/21/Z022. index weightings and constituents are subject to change 1 The Daily Financing Rate is a per annum number that accrues on a daily basis. Q2 2022 Daily Returns (4/1/2022 to 6/30/2022) The following graph illustrates, for the indicated period, the daily changes in the closing level of the index, and the daily changes in the closing indicative note value of the ETN. Past performance is no indication of future results as to the index, or the ETN. 1 S % -10% lr i MicroSettors'"l FANG+‘"l Index 2X Leveraged ETN i NYSE FANG+‘"‘ Total Return Index 10% 5% 0% -5% 45% I I I April 2022 May 2022 lune 2022 Source: B/oorriberg L. F’. The ETNs are not insured by the FDIC, and may lose value. Continued on next page F N Micr0Sect0rs‘“ FANG+*“ Index 2X Leveraged ETN Q Call Us (305) 742-0153 E Email Us inf0@rexshares.com @ Visit Us wwwmicrosectorscom Bank of Montreal, the issuer of the ETNs (“Bank of Montreal" or the “|ssuer"), has filed a registration statement (including a pricing supplement), prospectus supplement and prospectus) with the Securities and Exchange Commission (the “SEC") about the offering to which this document relates. Please read those documents and the other documents relating to the offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and the offering. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in the offering will arrange to send the applicable pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at I-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal's credit risk. Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters. The leveraged ETNs are intended to he daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should nroceed with extreme caution in considerind an investment in the ETNs. The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (each as defined in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage increases the sensitivity of your ETNs to changes in the level of the NYSE FANG+"“ Index (the “lndex"). The ETNs are not suitable for investors with longer~term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged. Due to the effect of compounding, if the Indicative Note Value changes, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the indicative Note Value remained constant, The ETNs are subject to intraday purchase risk, The indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN, The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETl\ls do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index Closing Level used to calculate any payment on the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs, but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETl\ls in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs (as defined in the applicable pricing supplement), and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future, The Index has limited actual historical information. The Index Calculation Agent (as defined in the applicable pricing supplement) may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the index. The index lacks diversification and is vulnerable to fluctuations in the technology and consumer discretionary industries. A limited number of index constituents may affect the Index Closing Level, and the Index is not necessarily representative of these industries. The Index uses a proprietary selection methodology, which may not select the constituent issuers in the same manner as would other index providers or market participants. Please see the “Risk Factors" section in the applicable pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ETNs, MicroSectors"“ and REX“ are registered trademarks of REX Shares, LLC (“REX”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored or sold by REX or any of its affiliates or third party licensors (collectively, "REX Index Parties"). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the index to track general market performance. REX index Parties‘ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. The NYSE‘ FANG+‘“ Index is determined, composed and calculated by ICE Data Index Parties without regard to Bank of Montreal or the ETNs, ICE Data Index Parties have no obligation to take the needs of Bank of Montreal or the owners of ETNs into consideration in determining, composing or calculating the NYSE“ FANG+‘“ Index. REX Index Parties and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX index Parties and ICE Data Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the NYSE’ FANG+’“ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendation by REX index Parties or ICE Data index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. The ETNs are not insured by the FDIC, and may lose value.